As filed with the Securities and Exchange Commission on August 13, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ESPORTS ENTERTAINMENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	26-3062752
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

13/14 Penthouse Office, Mannarino Road

Birkirkara, Malta, BKR 9080

356 2713 1276

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Grant Johnson

13/14 Penthouse Office, Mannarino Road

Birkirkara, Malta, BKR 9080

356 2713 1276

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph M. Lucosky, Esq.

Lawrence Metelitsa, Esq.

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Iselin, NJ 08830

(732) 395-4400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount of Shares to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per share, issuable upon conversion of the Notes	2,000,000	$9.52	$19,040,000	$2,077.27
Common Stock, $0.001 par value per share, issuable upon exercise of the Series A Warrants	2,000,000	$9.52	$19,040,000	$2,077.27
Common Stock, $0.001 par value per share, issuable upon exercise of the Series B Warrant	2,000,000	$9.52	$19,040,000	$2,077.27
Total	6,000,000	-	$57,120,000	$6,231.81

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of Common Stock (as defined below) being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. Based on the average of the high and low reported trading prices of Common Stock as reported on the Nasdaq Capital Market on August 11, 2021.

(3)	Represents the maximum number of shares of Common Stock that the Registrant expects could be issuable upon conversion of the Note (as defined below), all of which were acquired by the Selling Stockholders (as defined below).

(4)	Represents the maximum number of shares of common stock that the Registrant expects could be issuable upon the exercise of the Series A Warrant and Series B Warrant (as defined below), all of which were acquired by the Selling Stockholders.

(5)	Paid herewith.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 13 , 2021.

PROSPECTUS

ESPORTS ENTERTAINMENT GROUP, INC.

6,000,000 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 6,000,000 shares (the “Shares”) of our common stock, par value $0.001 per share (“Common Stock”), by the selling stockholders identified in this prospectus under “Selling Stockholders” (the “Offering”) pursuant to the June 1, 2021 Financing (as defined within). We are not selling any shares of our Common Stock under this prospectus and will not receive any proceeds from the sale of the Shares. We will, however, receive proceeds from any warrants that are exercised through the payment of the exercise price in cash. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sale of the Shares. We will bear all costs, expenses and fees in connection with the registration of the Shares.

No securities may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 14 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our Common Stock and Unit A Warrants are quoted on The NASDAQ Capital Market under the symbol “GMBL” and “GMBLW”, respectively. On August 11, 2021, the last reported sale price of our Common Stock on The NASDAQ Capital Market was $9.52 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14 in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 13, 2021.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

This prospectus may be supplemented from time to time to add, to update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. This prospectus and any future prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or such prospectus supplement or that the information contained by reference to this prospectus or any prospectus supplement is correct as of any time after its date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

The Selling Stockholders are offering the Shares only in jurisdictions where such offer is permitted. The distribution of this prospectus and the sale of the Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the distribution of this prospectus and the sale of the Shares outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Shares by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to ‘‘EEG’’, “we,” “our,” “us” and the “Company” in this prospectus, we mean Esports Entertainment Group, Inc., unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

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SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements contain information about our expectations, beliefs or intentions regarding our product development and commercialization efforts, business, financial condition, results of operations, strategies or prospects, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. These statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning.

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section titled “Risk Factors” and elsewhere in this prospectus, in any related prospectus supplement and in any related free writing prospectus.

Any forward-looking statement in this prospectus, in any related prospectus supplement and in any related free writing prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, any related prospectus supplement and any related free writing prospectus and the documents that we reference herein and therein and have filed as exhibits hereto and thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus, any related prospectus supplement and any related free writing prospectus also contain or may contain estimates, projections and other information concerning our industry, our business and the markets for our products, including data regarding the estimated size of those markets and their projected growth rates. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which these data are derived.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus beginning on page 14, the financial statements and other information incorporated by reference in this prospectus when making an investment decision. This is only a summary and may not contain all the information that is important to you. You should carefully read this prospectus, including the information incorporated by reference therein, and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

THE COMPANY

Overview

Corporate History

Esports Entertainment Group, Inc. (“EEG”) was formed in the State of Nevada on July 22, 2008 under its prior name Virtual Closet, Inc. Virtual Closet, Inc. changed its name to DK Sinopharma, Inc. on June 6, 2010. DK Sinopharma, Inc. changed its name to VGambling, Inc. on August 12, 2014. On or about April 24, 2017, VGambling, Inc. changed its name to Esports Entertainment Group, Inc. The company was engaged in a number of different enterprises up until May 20, 2013, when, pursuant to the terms of the Share Exchange Agreement, they acquired all of the outstanding capital stock of H&H Arizona Corporation in exchange for 3,333,334 shares of its common stock. From May 2013 until August 2018, its operations were limited to designing, developing and testing its wagering systems. They launched their online esports wagering website (www.vie.gg) in August 2018.

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Business Overview

EEG is the competitive playing of video games by amateur and professional teams as a spectator sport. Esports typically takes the form of organized, multiplayer video games that include genre’s such as real-time strategy, fighting, first-person shooter and multiplayer online battle arena games. As of June 30, 2021, the three most popular esports games were Dota 2, League of Legends (each multiplayer online battle arena games) and Counter Strike: Global Offensive (a first-person shooter game). Other popular games include Fortnite, StarCraft II, Call of Duty¸ Overwatch, Hearthstone and Apex Legends. Most major professional esports events and a wide range of amateur esports events are broadcast live via streaming services including twitch.tv and youtube.com.

EEG is an esports focused iGaming and entertainment company with a global footprint. EEG’s strategy is to build and acquire betting and related platforms, and lever them into the rapidly growing esports vertical. We operate the business in two verticals, EEG iGaming and EEG Games.

EEG iGaming:

In the EEG iGaming vertical, we have a best-in-class esports betting platform with full casino and sportsbook functionality. Our in-house gambling software platform, Phoenix, is a modern reimagined sportsbook that caters to both millennial esports bettors as well as traditional sports bettors. Phoenix is being developed through the assets and resources of FLIP Sports Limited, a software development company, that we acquired in September 2020.

EEG’s goal is to be a leader in the large and rapidly growing sector of esports real-money wagering, offering fans the ability to wager on professional esports events in a licensed and secure environment. From February 2021, under the terms of their Maltese Gaming Authority (MGA) license, we are now able to accept wagers from residents of over 180 jurisdictions including countries within the European Union, Canada, New Zealand and South Africa, on our ‘‘Vie.bet’’ platform.

Alongside the Vie.bet esports focused platform, EEG owns and operates:

●	Argyll Entertainment’s flagship Sportnation.bet online sportsbook and casino brand, licensed in the UK and Ireland,
●	Lucky Dino’s 5 online casino brands licensed by the MGA on its in-house built iDefix casino-platform, and
●	The recently acquired Bethard online sportsbook and casino brands, operating under MGA, Spanish, Irish and Swedish licenses.

On August 20, 2020, EEG announced entry into a multi-year partnership with Twin River Worldwide Holdings, Inc (NYSE: TRWH), now Bally’s Corporation (NYSE: BALY), to launch their proprietary mobile sports betting product, ‘‘Vie.gg’, in the state of New Jersey. EEG intends to have this platform, which was previously licensed in Curacao, live in the state during August 2021 or soon thereafter.

In total EEG currently holds three Tier-1 gambling licenses (Malta, UK, Ireland, Spain and Sweden) and are in the process of acquiring one additional (New Jersey). Our acquisitions of Argyll Entertainment, Lucky Dino and Bethard provide a foothold in mature markets in Europe into which we believe we can cross-sell our esports offerings.

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EEG Games:

In the EEG Games vertical, focus is on providing esports entertainment experiences for every gamer. We do this through a combination of 1) in-person experiences (at Helix Centers), 2) online tournaments (through their recently acquired EGL tournament platform), and 3) player-vs-player wagering (through their soon-to-be-released LANDuel product). In order to provide exposure for our platforms, we have signed numerous exclusive marketing relationships with professional sports organizations across the NFL, NBA, NHL and MLS.

Underpinning our EEG Games vertical is our proprietary infrastructure software, ggCircuit. ggCircuit is the leading provider of local area network (“LAN”) Center management software, enabling us to seamlessly manage mission critical functions such as game licensing and payments.

Recent Developments

Entry into a Securities Purchase Agreement with Investor

On May 28, 2021, we entered into a Securities Purchase Agreement (“Purchase Agreement”) with an institutional investor (the “Investor”) pursuant to which we sold a Senior Convertible Note dated June 2, 2021, with an initial principal amount of $35 million (the “Convertible Note”) in a transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. The Convertible Note bears interest at a rate of 8% per annum and matures two years following the date of issuance (the “Maturity Date”, subject to extension in certain circumstances, including bankruptcy and outstanding events of default). In addition to the principal amount the Company is required to pay an additional amount equal to 6% of the outstanding principal amount. After the occurrence and during the continuance of an Event of Default (as defined in the Convertible Note), the Convertible Note will accrue interest at the rate of 12.0% per annum.

The Convertible Note is convertible, at the option of the holder, into shares of the Company’s common stock at a conversion price of $17.50 per share. The Convertible Note is subject to a most favored nations provision and standard adjustments in the event of any stock split, stock dividend, stock combination, recapitalization or other similar transaction. If we enter into any agreement to issue (or issue) any variable rate securities, the noteholder has the additional right to substitute such variable price (or formula) for the conversion price.

In connection with the sale of the Convertible Note, the Company issued two warrants to the Investor , the Series A Warrant and Series B Warrant. Pursuant to the Series A Warrant, issued by the Company in favor of the Investor, the investor shall have the right to purchase 2,000,000 shares of the Company’s common stock at an exercise price of $17.50 per share. The Series A Warrant expires in 4 years. The Series A Warrant has a cashless exercise provision provides that no effective registration statement exists and a beneficial ownership limitation of 4.99% which may be increased or decreased up to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to us of such increase.

Pursuant to a Series B Warrant, issued by the Company in favor of the Investor, the investor shall have the right to purchase 2,000,000 shares of the Company’s common stock at an exercise price of $17.50 per share. The Series B Warrant expires in 2 years. The Series B Warrant has a cashless exercise provision provides that no effective registration statement exists and a beneficial ownership limitation of 4.99% which may be increased or decreased up to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to us of such increase. The Series B Warrant is only exercisable to the extent that the indebtedness owing under the Convertible Note is redeemed. For every share of common stock issuable upon conversion of the redemption amount on the Convertible Note, one warrant share will vest and be eligible for exercise.

On July 13, 2021, the Purchaser consented to the Pledge entered into with Gameday Group Plc as described under the header “Entry into a Securities Purchase Agreement with Gameday Group Plc”, waived the provisions of Section 14(c) of the Note prohibiting the Pledge, and agreed that the lien represented by the Pledge shall constitute a “Permitted Lien” for purposes of Section 31(uu) of the Note.

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Entry into a Securities Purchase Agreement with Gameday Group Plc

On May 25, 2021 (the “Signing Date”), we entered into a Share Sale and Purchase Agreement with Gameday Group Plc, a limited liability company incorporated in Malta (the “Seller”, and together with the Company, the “Parties”). Subject to the terms and conditions of the Purchase Agreement, the Parties agreed that the Shares (as defined below) will be sold by the Seller to the Company five Business Days after the issuance of the Seller’s Pre-Closing Restructuring Confirmation (as defined below), or such other date as the Parties may agree on writing (the “Closing Date”). All defined terms used herein and not otherwise defined have the meanings set forth in the Purchase Agreement.

According to the Purchase Agreement, the Seller owns certain business assets (the “Assets”) regarding the Bethard, Fastbet and Betive brands (the “Business”), including (i) the brand name Bethard (and, together with the Fastbet and Betive brands the “Brands”); (ii) domains relating to the Brands (the “Domains”); (iii) the customer databases relating to the Brands (the “Customer Databases”); (iv) website content, materials and code pertaining to the Domains (or any part/s thereof) currently owned by the Seller and any of its Affiliates (the “Front-End Code”); (v) certain licensee rights under an ambassador agreement originally entered into by Bethard Group Limited (“BG”) and Unknown AB (“Unknown”), dated February 14, 2018 (and amended on February 26, 2018 and on March 16, 2018), and thereafter assigned and novated by BG to Together Gaming Solutions p.l.c (“TGS”) on April 30, 2019 and subsequently amended on March 27, 2020 (the “Zlatan Agreement”); and (vi) B2C online gambling licenses in Sweden, Spain, Malta, and Ireland (each a “License” and together the “Licenses”).

As described in the Purchase Agreement, Prozone Limited, a limited liability company incorporated in Malta (“Prozone”) prior to the completion of all actions and the transactions (including the Transaction defined below) required to take place at the Closing on the Closing Date (the “Closing”) intends to enter into (i) an asset transfer agreement with the Seller’s subsidiaries, BG and TGS (the “Asset Transfer Agreements”), pursuant to which Prozone will acquire, prior to the Closing, full legal title and ownership of the Assets (with the exception of the Licenses and the Zlatan Agreement) owned by each of BG and TGS, free and clear from any Encumbrances; (ii) a white label platform licensing agreement with TGS for the Together Gaming Platform (the “Platform”) (the “White Label Agreement”) regarding the Business; (iii) a turnkey platform licensing agreement with the TGS for the Platform (the “Turnkey Agreement”); and (iv) a services agreement with BG for operational support services (the “Services Agreement”) (the “Pre-Closing Restructuring”).

Following the Closing, the Seller agreed to procure that each of the Licenses are transferred to Prozone as soon as practicable, subject to such transfers being permitted under the relevant local regulations. Prozone agreed to operate for a minimum period of 24 months from the Closing the Domains utilizing the Platform, pursuant to the terms of the White Label Agreement and/or the Turnkey Agreement. After 24 months from the Closing have passed, Prozone shall be free to terminate the White Label Agreement and/or Turnkey Agreement (as applicable) and migrate the Domains and the Customer Databases to another platform of Prozone’s choice. The Seller agreed to procure that the Zlatan Agreement (which is currently the subject of negotiation between TGS and Unknown) will be assigned and novated in favor of Prozone pursuant to an assignment and novation agreement to be entered into between TGS, Unknown, and Prozone (the “Zlatan Agreement Assignment”).

Following the Pre-Closing Restructuring but prior to the Closing, the Seller intends to assume Prozone’s payment obligations to BG and TGS under the Asset Transfer Agreements in consideration for receivables (of an aggregate amount that is equal to those payment obligations) due by Prozone to the Seller in accordance with an assignment and novation agreement to be entered into between Prozone, the Seller, and BG and an assignment and novation agreement to be entered into between Prozone, the Seller, and TGS (the “Assignment and Novation Agreements”). These receivables will then be capitalized (i.e., converted into shares in Prozone) and at which point Prozone is expected to have an issued share capital of the EUR 25,101,200 divided into 25,101,200 shares of EUR 1 each (the “Shares”), all of which will be owned by the Seller. The Parties intend that following the increase in the issued share capital of Prozone, the Seller will sell all of the Shares together with all rights attached to them and free from any Encumbrance to the Company (the “Transaction”) on the Closing Date subject to the terms and conditions of the Purchase Agreement.

The Purchase Price for the Shares shall be an amount corresponding to the aggregate of (i) EUR 16,000,000 (the “Closing Payment”); (ii) the additional consideration payable to the Seller by the Company as set out in Section 5 of the Purchase agreement (the “Additional Payment”); and (iii) the shares of the Company’s common stock, par value $0.001 to be allotted and issued to the Seller by the second year anniversary of the Closing Date, representing an aggregate value of the USD Currency Equivalent of EUR7,600,000 as set out in Section 6 of the Purchase Agreement or such lower amount as may be applicable in accordance with Section 9.3 of the Purchase Agreement (the “Share Consideration”, and together with the Closing Payment and the Additional Payment, the “Purchase Price”).

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On July 13, 2021, the Company and the Seller entered into an Amendment Agreement (the “Amendment”) with respect to the Purchase Agreement, pursuant to which the Seller and the Company agreed to amended the Purchase Agreement, specifically the Purchase Price, as follows: (i) the Company agreed to make a payment of EUR 12,000,000 (the “First Payment”) to the Seller by no later than July 13, 2021 (the “First Payment Date”) and a payment of EUR 4,000,000 (the “Second Payment”) to the Seller by no later than October 1, 2021 (the “Second Payment Date”); (ii) the Company agreed to pay Seller an additional EUR 1,000,000 on the First Payment Date, representing a refund to the Seller of an equivalent amount that the Seller has deposited with the Spanish Gaming Authority (DGOJ) as a guarantee for regulatory purposes (the “Spanish Deposit Amount”). Further, the Additional Payment, shall be increased from 12% of the Net Gaming Revenue during Relevant Period, effective July 1 2021, to 15% of Net Gaming Revenue until receipt of the Second Payment, following which it shall be reduced to 12% of Net Gaming Revenue for the remainder of the Relevant Period.

The Additional Payment shall be reduced to 10% of Net Gaming Revenue in respect of any relevant jurisdiction where the Company has not yet acquired the relevant B2C online gambling license for a three month period beginning July 31, 2021 but shall increase to 12% for the remainder of the Relevant Period once the relevant license has been acquired by the Company.

On July 13, 2021, the Company and the Seller entered into that certain Pledge of Shares Agreement (the “Pledge Agreement”), whereby the Company agreed to pledge the Shares in favor of the Seller (the “Pledge”) as security for the Company’s obligation to make the Second Payment by no later than the Second Payment Date, including any and all fees and/or expenses which the Seller may incur in the protection or enforcement of its respective rights under the Purchase Agreement (the “Secured Obligations”). The Pledge will be released by the Seller upon receipt by the Seller of the Second Payment. The Pledge Agreement constitutes a continuing security for the due and punctual performance of all the Secured Obligations. The Pledge Agreement contains customary representations, warranties and covenants, and other terms and conditions.

On July 13, 2021, the Company and Seller, having met all conditions precedent in the Amendment consummated the closing for the Shares. Pursuant to the Amendment, as consideration for the Shares, the Company paid the Seller EUR 12,000,000 at the Closing with the Second Payment and Additional Consideration to follow in accordance with the Amendment.

Helix Holdings, LLC Purchase Agreement

On January 22, 2021, the Company entered into an equity purchase agreement (the “Helix Purchase Agreement”), by and among the Company, Helix Holdings, LLC, a limited liability company incorporated under the laws of Delaware (“Helix”), and the equity holders of Helix (the “Helix Equity Holders”), whereby the Company will acquire from the Helix Equity Holders all of the issued and outstanding membership units of Helix (the “Helix Units”), making Helix a wholly owned subsidiary of the Company.

In connection with the negotiation of the Helix Purchase Agreement, the Company advanced an aggregate of $400,000 to Helix during 2020 and 2021 in the form of loans (the “Helix Loans”). Upon execution of the Helix Purchase Agreement, the Company paid Helix an additional $400,000 to be used for operating expenses pending the Closing (the “Operating Expense Payments”).

On May 21, 2021, the Company and Helix amended the Helix Purchase Agreement pursuant to Amendment No. 1 to Equity Purchase Agreement (the “Helix Amendment”) to, among other things, (A) update Exhibit A thereto,(B) provide for an additional indemnifiable event by the Helix Equity Holders under Section 10.02 of the Helix Purchase Agreement with respect to post-closing pre-mature departures of certain key employees of Helix, (C) extend the End Date (as defined in the Helix Purchase Agreement) to June 3, 2021, (D) provide for a non-refundable operating expense payment to Helix in the amount of $100,000; provided, however, that if the transaction does not close on or before June 1, 2021, the Company is required to make an additional non-refundable payment in the amount of $100,000 to Helix, (E) increase the amount of the Purchase Price (as defined in the Helix Purchase Agreement) to be paid in cash from $8,500,000 to $10,000,000 and reduce the amount of the Purchase Price to be paid in stock from $8,500,000 to $7,000,000, and (F) change the Stock Payment (as defined in the Helix Purchase Agreement) calculation from a variable formula to a fixed price formula, resulting in $7,000,000 of the Purchase Price being payable to the Helix Equity Holders in shares of the Company’s common stock valued at $13.25 per share ( 528,302 shares).

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On June 1, 2021, the Company, Helix and the Helix Equity Holders, having met all conditions precedent in the Helix Purchase Agreement, consummated the closing for the Helix Interests (the “Helix Closing”). Pursuant to the Helix Purchase Agreement, as consideration for the Helix Interests, the Company paid the Helix Equity Holders at the Helix Closing: (i) $10,000,000 in cash (the “Helix Cash Consideration”) and $7,000,000 in stock (the “Helix Stock Consideration”) through the issuance of 528,302 shares of the Company’s common stock, par value $0.001 per share, determined using a price of $13.25 per share (the actual closing price of the Company’s common stock on June 1, 2021 was $11.17 per share). In connection with the Helix Cash Consideration, the Company received credit for certain loans and operating expense payments made by the Company to Helix during 2020 and 2021.

ggCIRCUIT LLC Purchase Agreement

On January 22, 2021, the Company entered into the GGC Purchase Agreement whereby the Company will acquire from the GGC Equity Holders all of the issued and outstanding membership units of GGC (the “GGC Units”), making GGC a wholly owned subsidiary of the Company.

In connection with the negotiation of the GGC Purchase Agreement, the Company advanced an aggregate of $600,000 to GGC during 2020 and 2021 in the form of loans (the “GGC Loans”). Upon execution of the GGC Purchase Agreement, the Company paid GGC an additional $600,000 to be used for operating expenses pending the Closing (the “Operating Expense Payments”).

On May 21, 2021, the Company and GGC amended the GGC Purchase Agreement pursuant to the Amendment No. 1 to Equity Purchase Agreement (the “GGC Amendment”) to, among other things, (A) update Exhibit A thereto, (B) provide for an additional indemnifiable event by the GGC Equity Holders under Section 10.02 of the GGC Purchase Agreement with respect to post-closing pre-mature departures of certain key employees of GGC, (C) extend the End Date (as defined in the GGC Purchase Agreement) to June 3, 2021, (D) provide for a non-refundable operating expense payment to GGC in the amount of $100,000; provided, however, that if the transaction does not close on or before June 1, 2021, the Company is required to make an additional non-refundable payment in the amount of $100,000 to GGC, (E) increase the amount of the Purchase Price (as defined in the GGC Purchase Agreement) to be paid in cash from $13,000,000 to $15,000,000 and reduce the amount of the Purchase Price to be paid in stock from $13,000,000 to $11,000,000, and (F) change the Stock Payment (as defined in the GGC Purchase Agreement) calculation from a variable formula to a fixed price formula, resulting in $11,000,000 of the Purchase Price being payable to the GGC Equity Holders in shares of the Company’s common stock valued at $13.25 per share ( 830,189 shares).

On June 1, 2021, the Company, GGC and the GGC Equity Holders, having met all conditions precedent in the GGC Purchase Agreement, consummated the closing for the GGC Interests (the “GGC Closing”). Pursuant to the GGC Purchase Agreement, as consideration for the GGC Interests, the Company paid the GGC Equity Holders at the GGC Closing: (i) $15,000,000 in cash (the “GGC Cash Consideration”) and $11,000,000 in stock (the “GGC Stock Consideration”) through the issuance of 830,189 shares of the Company’s common stock, par value $0.001 per share, valued at $13.25 per share. In connection with the GGC Cash Consideration, the Company received credit for certain loans and operating expense payments made by the Company to GGC during 2020 and 2021.

Competition / Competitive Advantages / Operations Strengths

The online gambling and wagering industry is increasingly competitive. With relatively low barriers to entry, new competitors are entering the esports wagering and video game tournament segments. In both of these segments, there currently exist several major competitors. Most of EEG’s current competitors, including Unikrn, bet365, William Hill, Betway, and Pinnacle Sports, have far greater resources than us.

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However, we believe the following strengths position us for sustainable growth:

Management Team and Key Personnel Experience: EEG’s Board includes senior managers with extensive experience in online gambling, esports, information technology, compliance, regulation, accounting and finance. EEG’s Officers and management include individuals with extensive experience in online gambling, esports, information technology, marketing, business development, payment processing, compliance, regulation, accounting, finance and customer service.

Unique Positioning within Digital Gaming: EEG is the only digital gaming company with an esports-first focus and only digital gaming company with full esports businesses; leading the effort to broaden legislation for betting on esports competitions. We are uniquely focused on connecting to customers across a broad set of retail and digital businesses to achieve greater revenue, scale, and profitability, as well as shaping esports infrastructure to facilitate omni-channel betting.

Top Tier Technology Assets:

●	EEG has acquired businesses with state-of-the-art B2B/B2C technologies across esports competition infrastructure, for in-person and internet-based competitions, for tournaments, esports wagering and skill-based betting (P2P).

●	Acquiring Genji Analytics, an established esports analytics provider for game publishers and esports leagues, will allow for reorientation towards betting, through provision of customized marketing, better betting lines and greater customer retention.

●	ggCircuit Proprietary Platform: ggCircuit’s ggLeap cloud-based management software solution enables Gaming Centers to run games through the stat integrated client, reward gamers for playing the games they love, as well as run their own local tournaments. ggCircuit is currently used by over 600 LAN centers and connects with over 2 million gamers monthly. In the future EEG plan to offer products such as player-vs-player betting to the gamers on the network.

●	Lucky Dino’s online casino platform - included in the acquisition of Lucky Dino was iDefix, a modern online casino platform licensed in Malta, upon which the Lucky Dino’s online casino brands operate on . iDefix provides a full technical solution for casino operations, with various management tools as well as in-depth business intelligence reporting and analysis. The technology is built on a scalable event-driven micro-services-based architecture offering advanced automation features including AML compliance and KYC handling, Responsible Gambling management and monitoring, fraud and bonus abuse detection, as well as Gamification, CRM and bonus management.

●	Argyll’s proprietary sports betting rewards and bonus efficiency technology, provides and industry-leading customer loyalty program, driving above industry customer retention rates and player lifetime values. The Program helped earn Argyll the Innovative Start-up of the Year award and the 2018 EGR Marketing & Innovation Awards, and will be able to be leveraged across all of EEG’s verticals.

●	Argyll’s technology and Lucky Dino’s full igaming tech stack will accelerate the development of EEG’s new Vie esports-centric platform, and generate synergies from further digital gaming acquisitions.

Strong Brand Partnerships: EEG has already partnered, via “affiliate Marketing Agreements’’, with ten leading brands in pro sports, including Football, Hockey, Basketball and Soccer, with an aggregate fanbase of over 50  million, as well as with several individual social media influencers.

●	Pro sports team partnerships lever huge customer databases for esports tournament participation and betting, lowering EEGs customer acquisition costs.
●	As a “Marketing Affiliate’’, the esports team will provide their fans with a link to EEG’s online tournament platform (EGL), where the fan can enter tournaments to win team merchandise, and subscribe to subsequent tournaments.

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Helix LAN Center Expertise: Our Helix team prides themselves on building LAN Centers in an efficient manner and programming the centers to engage local communities. This programming (community tournaments, after-school camps, pro-team watch parties) is what drives traffic to these centers on a day-in day-out basis. Because of the team’s expertise in this area, we have been approached by numerous entities such as universities, theme parks and pro sports teams to build and manage centers on their properties.

Growth Strategy

In the future, we intend to:

●	expand its Esports services into more of the 41 states where skill-based gambling is legal, enhance the Product offering, as well as create relationships with players that will migrate into their Vie.gg real-money wagering platform.

●	expand its Esports Wagering services into more jurisdictions, utilizing the recently acquired MGA gaming license, which provides opportunity for access into over 180 countries, as well as the recent multi-year partnership with Twin River Worldwide Holdings, Inc (NYSE: TRWH), now Bally’s Corporation (NYSE: BALY), to launch our proprietary mobile sports betting product in the state of New Jersey.

●	continue with our M&A strategy in the iGaming and Traditional Sports Betting space, to acquire profitable Operators in different jurisdictions, that will also allow for cross-pollination of services (Sportsbook, Casino and Esports).

Future Products and Services:

Online Esports Tournament Play

EEG intends to offer players from around the world, including the United States (except in 13 states in the US and other jurisdictions outside the US which currently prohibit playing games of skill for cash prizes), the ability to enter and participate in online video game tournaments and win cash prizes, via our enhanced EGL Tournament platform. Online esports tournament play consists of two or more people playing against each other in a game from their personal phones or computers, where such players do not necessarily have to be playing in real time. These events could be held over the course of a day, a week or even a month and the winner will be the one with the top score or the fastest time at the conclusion of the event. Cash-based tournaments involving games of skill are not considered gambling in most U.S. states because the generally accepted definition of gambling involves three specific things: (1) the award of a prize, (2) paid-in consideration (meaning entrants pay to compete) and (3) an outcome determined on the basis of chance. As a result, games of skill are not generally subject to the same laws and regulations as our esports event wagering service. We expect participants in our tournaments being able to enter and play against each other with prize money distributed to the last remaining competitors. We anticipate collecting a tournament entry fee for our tournaments, as well as a percentage of total winnings that are paid to users (typically 10% of the entry fees) and thus none of their money will be at risk or otherwise dependent on the outcome. We intend to offer users a wide selection of video games of skill to be played online for real money in small groups to major tournaments. The tournament platform will also serve as a tool to help them determine which markets they are finding the most esports players. we believe using the tournament platform to penetrate the US market will allow us to grow our brand within the esports community and lead to lower customer-acquisition-costs for their wagering platform.

International Market Expansion

EEG received a Gaming Service License for online betting from the Malta Gaming Authority in April 2020, established a brick and mortar office in such jurisdiction and commenced online gaming operations in that jurisdiction in February 2021, both on the Vie.gg and Argyll Brands. The Lucky Dino and Bethard brand acquisitions added additional Spanish and Swedish licenses, together with UK and Irish licenses that Argyll already operates under. In the future, EEG may consider obtaining additional country specific gaming licenses should we determine there is sufficient local demand for their services in these markets. In order to effectively penetrate international markets, we intend to translate our website into several additional languages and offer customer service and technical support in the local language of key markets.

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EEG’s Online Wagering Platforms

According to Zion Market Research’s, Online Gambling & Betting Market by Game Form (Poker, Casino, Sports Betting, Bingo, Lottery, Horse Racing Betting, and Others) and by Component (Hardware, Software, and Service): Global Industry Perspective, Comprehensive Analysis and Forecast, 2017 – 2024, the online gambling market represents one of the fastest growing segments of the gambling industry. Zion Market estimated the size of the global online gambling market in 2018 was in excess of US$45.8 billion and is projected to reach US$94.4 billion by 2024.

Although the Vie.gg brand is focused solely on offering online wagering on the widest range of esports events broadcast from around the world, the acquisition of Lucky Dino included the acquisition of iDefix, a modern online casino platform licensed in Malta, that the Lucky Dino online casino brands operate on   iDefix provides a full technical solution for casino operations, with various management tools as well as in-depth business intelligence reporting and analysis. The Argyll and Bethard Brands offer online users traditional casino style games such as roulette, blackjack  , or slots, as well as offering online wagering on traditional sporting events such as soccer, horse racing and football.

On the Vie.gg esports-focused wagering platform, a player can place a bet on a team participating in any number of tournaments which are scheduled to be held in the upcoming weeks. They also maintain a “how to play” section on the website which provides players with instructional videos on placing bets as well as other pieces of information that may be beneficial to an inexperienced player or a new user of our website. Additionally, we maintain a “frequently asked questions” section which provides customers with the ability to easily navigate general questions relating to the website, personal account information, payment processing, betting rules and procedures as well as tips.

Marketing and Sales Initiatives

The Company has several sponsorship marketing agreements in place for its website as well as an extended marketing agreement with Dignitas, an esports brand owned by Harris Blitzer sports and entertainment with multiple professional teams playing several titles with over a million fans worldwide. The Company also has an agreement with Allied Esports to run esports tournaments to promote the brand globally to esports fans.

EEG is looking to expand into new geographic territories by obtaining licenses to operate in those territories. The need for hands-on implementation in these territories and support will require investment in additional marketing activities, offices, and other overhead.

We will also accelerate our expansion if we find complementary businesses that they are able to acquire in other markets. Marketing efforts to expand into new territories have included esports team and tournament sponsorship, affiliate marketing, social media advertising, content creation, and attendance at esports and gaming events in addition to personal contact with other industry leaders.

Esports games are played by professional teams, amateur teams, and individuals. Professional esports teams have their own social media presence, with some of the top professional teams having millions of fans who follow and interact with the team on a regular basis. A website of a professional esports team usually contains specific information about the team and lists upcoming tournaments or events in which the team will be participating. As part of EEG’s efforts to market our online gaming services, we are entering into affiliate marketing agreements with professional Esports teams.

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As a marketing affiliate, an esports team will promote our brand in the content they create and on their social media and through their Website.

We plan to increase marketing efforts and awareness of our websites, www.vie.gg, www.sportnation.bet, www.luckydino.com and www.bethard.com , as well as future offerings by:

●	Educating sports betting consumers to bet on esports in an effort to convert gamers to start betting on esports.

●	Sponsoring professional esports teams and tournaments that have a global reach.

●	Working with sports and gaming celebrities and social media influencers who have an interest in video games and esports to generate new customers. EEG intends to increase its efforts in attracting esports players and other celebrities who have an interest in video games and esports.

●	Using a multichannel approach focused on acquiring and retaining customers we intend to utilize multiple social media platforms to promote our wagering business including, but not limited to, Facebook Twitter, Instagram, Snapchat, TikTok, Youtube, Twitch, Whatsapp, QQ, WeChat, email and SMS messages and using online advertisements, paid search optimization, and various social media campaigns to increase our online presence and drive traffic to our website. EEG intends to increase its investments in online advertisements, including esports gambling-related websites. We also intend to continue to invest in optimizing the Company’s website so it will attain a high ranking under key search words or phrases, such as “esports gambling.”

Regulations Affecting our Business

The offering and operation of online real-money gambling platforms and related software and solutions is subject to extensive regulation and approval by various national, federal, state, provincial, tribal and foreign agencies (collectively, “gaming authorities”). Gambling laws require EEG to obtain licenses or findings of suitability from gaming authorities for EEG, including each of our subsidiaries engaged in these activities, and certain of our directors, officers, employees and in some instances, significant shareholders (typically beneficial owners of more than 5% of a company’s outstanding equity). The criteria used by gambling authorities to make determinations as to qualification and suitability of an applicant varies among jurisdictions, but generally require the submission of detailed personal and financial information followed by a thorough and sometimes lengthy investigation. Gaming authorities have broad discretion in determining whether an applicant qualifies for licensing or should be found suitable. Gambling authorities generally look to the following criteria when determining to grant a license or finding of suitability, including (i) the financial stability, integrity and responsibility of the applicant, (ii) the quality and security of the applicant’s online real-money platform and gaming equipment and related software, as applicable, and (iii) the past history of the applicant. Gambling authorities may, subject to certain administrative proceeding requirements, (i) deny an application, or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, and (ii) fine any person licensed, registered or found suitable or approved. Notwithstanding the foregoing, some jurisdictions explicitly prohibit gaming in all or certain forms and we will not market our gambling services in these jurisdictions. If any director, officer or employee of EEG fails to qualify for a license or is found unsuitable (including due to the failure to submit the required documentation) by a gaming authority, EEG may deem it necessary, or be required to, sever its relationship with such person, which may include terminating the employment of any such person. Gambling authorities have the right to investigate any individual or entity having a material relationship with EEG, to determine whether such individual or entity is suitable or should be licensed to do business as a business associate of ours. In addition, certain gambling authorities monitor the activities of the entities they regulate both in their respective jurisdiction and in other jurisdictions to ensure that these entities are in compliance with local standards on a worldwide basis.

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On May 14, 2018, the Supreme Court of the United States struck down the Professional and Amateur Sports Protection Act, a 1992 law that barred state-authorized sports gambling with some exceptions and made Nevada the only state where a person could wager on the results of a single game. Since the Supreme Court’s decision, sports gambling has commenced in several states and several more states have enabling legislation pending. We believe that the Supreme Court’s decision will allow our platform to be used in the United States at some point in the future. We plan to explore expansion of our esports online wagering platform into the US market place at the appropriate time.

The Unlawful Internet Gambling Enforcement Act of 2006 (“UIEGA”) made it a federal offense, punishable by up to five years in prison, for a business to accept payments “in connection with the participation of another person in unlawful internet gambling.” In support of such new prohibitions, the UIGEA uses a variety of terms — some of which are ambiguous or undefined. Initially, the UIGEA broadly defines a “bet or wager” as: the staking or risking by any person of something of value upon the outcome of a contest of others, a sporting event, or a game subject to chance, upon an agreement or understanding that the person or another person will receive something of value in the event of a certain outcome.

Further, a “bet or wager” specifically includes a chance on a lottery or prize awarded predominantly by chance; a “scheme” as defined in Title 28, U.S.C. § 3702 relating to government-sponsored amateur or professional sports betting and, “any instructions or information pertaining to the establishment or movement of funds by the bettor or customer in, to, or from, an account with the business of betting or wagering.” While this final prohibition incorporates the term “business of betting or wagering,” that term is not specifically defined anywhere in the UIGEA. The only reference to that term comes in § 5362(2), which states: The term “business of betting or wagering” does not include the activities of a financial transaction provider, or any interactive computer service or telecommunications service.

Nonetheless, the law does contain specific prohibitions. In order to establish a violation of the UIGEA, it must be shown that:

1.	A “person” was engaged in the business of betting or wagering;

2.	That person knowingly accepted a financial instrument or proceeds thereof; and

3.	That instrument was accepted (by the person) in connection with the participation of another person in “unlawful Internet gambling.”

In the context of this statute “unlawful Internet gambling” is defined as follows:

To place, receive, or otherwise knowingly transmit a bet or wager by any means which involves the use, at least in part, of the Internet where such bet or wager is unlawful under any applicable Federal or State law in the state or tribal lands in which the bet or wager is initiated, received, or otherwise made.

Therefore, the UIGEA only applies to online gambling transactions that are already prohibited by other state, federal, or tribal laws. Therefore, in order for the financial transaction to be prohibited by § 5363 of the UIGEA, the bet or wager must be “initiated, received, or otherwise made” in a place where such activity (the bet of wager) violates preexisting state, federal, or tribal law.

At the current time, we are able to accept wagers on our vie.bet website from residents of over 180 jurisdictions including Canada, Japan, and South Africa, under our MGA license. We do not accept wagers from United States residents at this time, and will not do so until our vie.gg site is live in New Jersey in compliance with all applicable regulations, and therefore the bet or wager on our platform is not “initiated, received, or otherwise made” in a place where such activity violates pre-existing state, federal, or tribal law.

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Great Britain

Betting and gaming with respect to customers in Great Britain (England, Scotland and Wales, but excluding Northern Ireland, the Channel Islands and the Isle of Man) is regulated by the Gambling Act 2005 (the “2005 Act”). The 2005 Act established the Gambling Commission as the regulator responsible for granting licenses to operate gambling services as well as overseeing compliance with applicable law and regulation. In 2014, the UK Parliament passed the Gambling (Licensing and Advertising) Act 2014, which required all remote gambling operators serving customers in Great Britain or advertising in Great Britain to obtain a license from the Gambling Commission. Our Argyll Brands operate in the UK pursuant to remote operating licences issued by the Gambling Commission along with the separate software and “key personnel” individual licenses. Various additional operating subsidiaries of EEG are endorsed upon the licenses and are hence authorized to carry out the licensed activities on a so-called “umbrella” basis in addition to the “primary” licensee. The terms of these operating licenses require that the relevant subsidiaries of EEG must source all gambling software used in connection with British players from the holder of a gambling software licenses issued by the Gambling Commission. So long as the applicable license fees are paid and the British licenses are not suspended, revoked or otherwise surrendered, EEG expects that the licenses will remain valid indefinitely.

British regulations require licensed companies to file quarterly returns as well as a more extensive “annual assurance statement” to provide the Gambling Commission with information regarding matters such as significant changes in control systems, risk management and governance since the last assurance statement, how the licensee is addressing gambling by problem and at-risk customers and any improvements that the licensee plans to implement to its control systems, risk management and governance and/or its approach to addressing problem and at-risk gambling and promoting socially responsible gambling. The Gambling Commission also subjects its licensees to periodical regulatory compliance visits subsequent to which recommendations may be issued to the licensee.

Intellectual Property

EEG has not filed to register any patents, trade names or trademarks in any jurisdictions in relation to our Vie.gg brand, but we do intend to file applications to register patents, tradenames or trademarks in the near future.

Argyll owns a European Union registered trade mark for its SportNation brand.

EEG’s Risks and Challenges

An investment in EEG’s securities involves a high degree of risk. You should carefully consider the risks summarized below. The risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include, but are not limited to, the following:

●	We are a development stage company with a limited operating history.

●	The gaming and interactive entertainment industries are intensely competitive. Esports faces competition from a growing number of companies and, if Esports is unable to compete effectively, its business could be negatively impacted.

●	They have a history of accumulated deficits, recurring losses and negative cash flows from operating activities. We may be unable to achieve or sustain profitability

●	The failure to enforce and maintain our intellectual property rights could enable others to use trademarks used by their business which could adversely affect the value of the Company.

●	The Company may be subject to claims of intellectual property infringement or invalidity and adverse outcomes of litigation could unfavorably affect its operating results.

●	Compromises of the Company’s systems or unauthorized access to confidential information or EEG’s customers’ personal information could materially harm EEG’s reputation and business.

●	There is a risk that the Company’s network systems will be unable to meet the growing demand for its online products.

●	Systems, network or telecommunications failures or cyber-attacks may disrupt the Company’s business and have an adverse effect on EEG’s results of operations.

●	Malfunctions of third-party communications infrastructure, hardware and software expose Esports to a variety of risks Esports cannot control.

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Background of the Offering

See – “Entry into a Material Definitive Agreement – June 1, 2021 Form 8-K”

THE OFFERING

Issuer	Esports Entertainment Group, Inc.

Shares of Common Stock offered by us	6,000,000

Shares of Common Stock offered by the Selling Stockholders	6,000,000 Shares (1)

Shares of Common Stock outstanding before the Offering	21,954,052 (2)

Shares of Common Stock outstanding after completion of this offering, assuming the sale of all shares offered hereby	27,954,052 shares

Use of proceeds	We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, receive proceeds from any warrants that are exercised through the payment of the exercise price in cash.

Market for Common Stock	Our common stock is listed on The Nasdaq Capital Market under the symbol “GMBL” and Warrants are listed under the symbol “GMBLW.”

Risk Factors	Investing in our securities involves a high degree of risk. See the “Risk Factors” section of this prospectus on page 14 and in the documents we incorporate by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

(1)	This amount consists of (i) 2,000,000 shares of Common Stock underlying the Convertible Note (as defined in this prospectus) and (ii) 2,000,000 shares of Common Stock underlying the Series A Warrants, issued to the Selling Stockholders in the May 2021 Financing and (iii) 2,000,000 shares of Common Stock underlying the Series B Warrants, issued to the Selling Stockholders in the May 2021 Financing

(2)	The number of shares of Common Stock outstanding before and after the Offering is based on 21,954,052 shares outstanding as of August 11, 2021 and excludes the following:

●	3,350,599 shares of Common Stock issuable upon exercise of warrants outstanding as of August 11, 2021, having a weighted average exercise price of $12.21 per share, and inclusive of the 2,000,000 Series A Warrants outstanding with an exercise price of $17.50 issued to the Selling Stockholders in the May 2021 Financing;
●	2,000,000 shares issuable upon a conversion of the Convertible Note into shares of Common Stock at a conversion price of $17.50;
●	2,000,000 Series B Warrants issued to the Selling Stockholders in the May 2021 Financing that are issuable at an exercise price of $17.50 should the Company redeem the Convertible Note prior to its maturity date of June 2, 2023;
●	shares contingently issuable in connection with the Bethard acquisition, whereby the amount issuable in shares shall be determined prior to the 24 month anniversary date of the acquisition, or July 13, 2023, and based on U.S. dollar equivalent of up to a maximum contingent share consideration amount of €7,600,000 divided by the 30-day volume weighted average unit price per share of Common Stock at the time of issuance.
●	474,176 shares of Common Stock issuable upon exercise of outstanding options with a weighted average exercise price of $5.49 per share; and
●	609,654 shares reserved for future issuances under our equity compensation plans;

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RISK FACTORS

Our business, financial condition, results of operations, and cash flows may be impacted by a number of factors, many of which are beyond our control, including those set forth in our most recent Annual Report on Form 10-K for the year ended June 30, 2020, and the Company Quarterly filing for the period ended September 30, 2020, the occurrence of any one of which could have a material adverse effect on our actual results. There have been no material changes to the Risk Factors previously disclosed in our Annual Report on Form 10-K for the year ended June 30, 2020 and our Quarterly Reports on Form 10-Q for the periods ended September 30, 2020, December 31, 2020 and March 31, 2021.

USE OF PROCEEDS

All proceeds from the resale of the shares of our Common Stock offered by this prospectus will belong to the Selling Stockholders. We will not receive any proceeds from the resale of the shares of our Common Stock by the Selling Stockholders.

We will receive proceeds from any cash exercise of the Warrants. If all such Warrants are fully exercised on a cash basis, we will receive gross cash proceeds of approximately $17.50 per Warrant exercised. We expect to use the proceeds from the exercise of such warrants, if any, for general corporate purposes. General corporate purposes may include providing working capital, funding capital expenditures, or paying for acquisitions including but not limited to the purchase of Gameday Group Plc. We cannot precisely estimate the allocation of the net proceeds from any exercise of the warrants for cash. Accordingly, in the event the Warrants are exercised for cash, our management will have broad discretion in the application of the net proceeds of such exercises. There is no assurance that the Warrants will ever be exercised for cash.

PRIVATE PLACEMENT OF NOTES AND WARRANTS

On May 28, 2021, we entered into a Securities Purchase Agreement (“Purchase Agreement”) with an institutional investor (the “Investor”) pursuant to which we sold a Senior Convertible Note, with an initial principal amount of $35 million (the “Convertible Note”) in a transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. The Convertible Note bears interest at a rate of 8% per annum and matures two years following the date of issuance (the “Maturity Date”,). In addition to the principal amount the Company is required to pay an additional amount equal to 6% of the outstanding principal amount. After the occurrence and during the continuance of an Event of Default (as defined in the Convertible Note), the Convertible Note will accrue interest at the rate of 12.0% per annum.

The Convertible Note is convertible, at the option of the holder, into shares of the Company’s common stock at a conversion price of $17.50 per share. The Convertible Note is subject to a most favored nations provision and standard adjustments in the event of any stock split, stock dividend, stock combination, recapitalization or other similar transaction. If we issue, or enter into any agreement to issue, any variable rate securities, the noteholder has the right to substitute such variable price (or formula) for the conversion price.

In connection with the sale of the Convertible Note, the Company issued two warrants to the Investor, the Series A Warrant and Series B Warrant. Pursuant to the Series A Warrant, the investor shall have the right to purchase 2,000,000 shares of the Company’s common stock at an exercise price of $17.50 per share. The Series A Warrant expires in 4 years. The Series A Warrant has a cashless exercise provision if no effective registration statement is available and a beneficial ownership limitation of 4.99% which may be increased or decreased up to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to us of such increase.

Pursuant to a Series B Warrant, the investor shall have the right to purchase 2,000,000 shares of the Company’s common stock at an exercise price of $17.50 per share. The Series B Warrant expires in 2 years. The Series B Warrant has a cashless exercise provision if no effective registration statement is available and a beneficial ownership limitation of 4.99% which may be increased or decreased up to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to us of such increase. The Series B Warrant is only exercisable to the extent that the indebtedness owing under the Convertible Note is redeemed. For every share of common stock issuable upon conversion of the redemption amount on the Convertible Note, one warrant share will vest and be eligible for exercise.

Pursuant to a Registration Rights Agreement, dated as of May 28, 2021 (the “Registration Rights Agreement”) between the Investor and us, we have granted certain registration rights to the Investor. The Registration Rights Agreement requires us to file a registration statement covering the resale of the shares underlying the Convertible Note, the Series A Warrants and the Series B Warrants within 30 days and to have the registration statement declared effective no later than 75 days of after the closing of the Purchase Agreement.

The above disclosure contains only a brief description of the material terms of the Purchase Agreement, the Convertible Note, the Series A Warrant and Series B Warrant (collectively the “Warrants”) and Registration Rights Agreement is qualified in its entirety by reference to the forms of such agreements, attached as Exhibits 4.1, 10.1, 10.2, 10.3 respectively, to the Current Report on Form 8-K filed with the SEC on June 1, 2021, and are incorporated herein by reference.

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SELLING STOCKHOLDERS

The shares of our Common Stock being offered by the Selling Stockholders are issuable upon the conversion of the Convertible Note and exercising of the Warrants. For additional information regarding the issuance of the Notes and Warrants, see “May 2021 Financing” above. We are registering the shares of our Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except as otherwise described in the footnotes to the table below and for the ownership of the registered shares issued pursuant to the Purchase Agreement, neither the Selling Stockholders nor any of the persons that control them has had any material relationships with us or our affiliates within the past three (3) years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and the rules and regulations thereunder) of the shares of our Common Stock by each of the Selling Stockholders.

The second column lists the number of shares of our Common Stock beneficially owned by each Selling Stockholder before this Offering (including shares which the Selling Stockholder has the right to acquire within 60 days, including upon conversion of any convertible securities).

The third column lists the shares of our Common Stock being offered by this prospectus by each Selling Stockholder.

The fourth and fifth columns list the number of shares of Common Stock beneficially owned by each Selling Stockholder and their percentage ownership after the Offering (including shares which the Selling Stockholder has the right to acquire within 60 days, including upon conversion of any convertible securities), assuming the sale of all of the shares offered by each Selling Stockholder pursuant to this prospectus.

Under the terms of the Convertible Note and the Warrants, a Selling Stockholder may not convert the Note or exercise the Warrants to the extent such conversion or exercise would cause such Selling Stockholder, together with any other person with which the Selling Stockholder is considered to be part of a group under Section 13 of the Exchange Act or with which the Selling Stockholder otherwise files reports under Section 13 and/or 16 of the Exchange Act, to beneficially own a number of shares of Common Stock which exceeds 4.99% or 9.99%, as applicable, of the Equity Interests of a class that is registered under the Exchange Act that is outstanding at such time. The number of shares in the third column does not reflect this limitation.

The amounts and information set forth below are based upon information provided to us by the Selling Stockholder as of June 28, 2021, except as otherwise noted below. The Selling Stockholder may sell all or some of the shares of Common Stock it is offering, and may sell, unless indicated otherwise in the footnotes below, shares of our common stock otherwise than pursuant to this prospectus. The tables below assume the Selling Stockholder sell all of the shares offered by them in offerings pursuant to this prospectus, and do not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

Selling Stockholder	Number of Shares Owned Before Offering	Shares Offered Hereby		Number of Shares Owned After Offering (1)	Percentage of Shares Beneficially Owned After Offering(1)
Alto Opportunity Master Fund , SPC – Segregated Master Portfolio B (2)	-	6,000,000	(3)	-	-%

(1)	Assumes that all securities registered within this offering will be sold.

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(2)	Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 55 Post Rd West, 2nd Floor, Westport, CT 06880.

(3)

Represents 2,000,000 shares of common stock issuable upon conversion of the Note, 2,000,000 shares issuable upon exercise of the Series A Warrant and 2,000,000 shares issuable upon exercise of the Series B Warrant at an exercise price of $17.50 per share. The Series A Warrant expires in 4 years. The Series A Warrant and Series B Warrant have a cashless exercise provision provides that no effective registration statement exists and a beneficial ownership limitation of 4.99% which may be increased or decreased up to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to us of such increase. The number of shares in this column does not reflect these limitations. The Series B Warrant expires in 2 years. The Series B Warrant is only exercisable to the extent that the indebtedness owing under the Convertible Note is redeemed. For every share of common stock issuable upon conversion of the redemption amount on the Convertible Note, one warrant share will vest and be eligible for exercise.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an option exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

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In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Lucosky Brookman LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Esports Entertainment Group, Inc.

EXPERTS

Our consolidated balance sheets as of June 30, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of those two years have been audited by Rosenberg Rich Baker Berman P.A., an independent registered public accounting firm, as set forth in its report incorporated by reference and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is https://esportsentertainmentgroup.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended June 30, 2020, filed with the SEC on October 1, 2020.

●	Our Quarterly Report on Form 10-Q for the quarters ended March 31, 2021, December 31, 2020, and September 30, 2020 filed with the SEC on May 17, 2021, February 16, 2021, and November 16, 2020, respectively.

●

Our Current Reports on Form 8-K or 8-K/A filed with the SEC August 12, 2021, August 12, 2021, July 15, 2021, June 7, 2021, June 1, 2021, May 28, 2021, May 26, 2021, March 1, 2021, February 16, 2021, February 16, 2021, February 12, 2021, January 27, 2021, January 22, 2021, December 21, 2021, December 17, 2021, December 8, 2021, and November 24, 2021.

●

The description of our Common Stock contained in our Registration Statement on Form S-8, filed with the SEC on November 25, 2020, as amended, and any amendment or report filed with the SEC for the purpose of updating the description.

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All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this Offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Esports Entertainment Group, Inc.

13/14 Penthouse Office, Mannarino Road

Birkirkara, Malta, BKR 9080

Telephone: 356 2713 1276

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$6,232
Legal fees and expenses	$10,000	*
Accounting fees and expenses	10,000	*
Total	$26,232	*

*	Estimated

Item 15. Indemnification of Directors and Officers.

The Nevada Revised Statutes limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Amended and Restated Bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our Company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our Amended and Restated Articles of Incorporation do not contain any limiting language regarding director immunity from liability.

The limitation of liability and indemnification provisions under the Nevada Revised Statutes and our Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 16. Exhibits.

(a) Exhibits

A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

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(7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)	The undersigned Registrant hereby undertakes:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 13, 2021.

Esports Entertainment Group, Inc.

By:	/s/ Grant Johnson
Name:	Grant Johnson
Title:	Chief Executive Officer and Chairman of the Board of Directors
(Principal Executive Officer)

POWER OF ATTORNEY: KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Jeremy Frommer, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Grant Johnson	Chief Executive Officer, and	August 13, 2021
Grant Johnson	Chairman of the Board of Directors (Principal Executive Officer)

/s/ Daniel Marks	Chief Financial Officer	August 13, 2021
Daniel Marks	(Principal Accounting Officer and Principal Financial Officer)

/s/ Stuart Tilly	Chief Legal Officer, Secretary, and Director	August 13, 2021
Stuart Tilly

/s/ Damian Mathews	Director	August 13, 2021
Damian Mathews

/s/ Chul Woong Lim	Director	August 13, 2021
Chul Woong Lim

/s/ Alan Alden	Director	August 13, 2021
Alan Alden

/s/ Warwick Bartlett	Director	August 13, 2021
Warwick Bartlett

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EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1	Form of Senior Convertible Note (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on June 1, 2021)
5.1*	Opinion of Lucosky Brookman LLP
10.1	Form of Securities Purchase Agreement. (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on June 1, 2021)
10.2	Form of Registration Rights Agreement. (incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on June 1, 2021)
10.3	Form of Warrant. (incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on June 1, 2021)
10.4	Form of Subsidiary Guarantee (incorporated herein by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on June 1, 2021)
23.1*	Consent of Rosenberg Rich Baker Berman P.A.
24.1	Power of Attorney (included on the signature page of this Registration Statement)

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